SCHEDULE 14A
                            (Rule 14a-101)
               INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                 Securities and Exchange Act of 1934

Filed by the Registrant  [ X  ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:
[    ] Preliminary Proxy Statement
[    ]  Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
[X  ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   RESEARCH FRONTIERS INCORPORATED
           (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[    ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)
          (2) or Item 22(a)(2)of Schedule 14A.

[    ]   $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fees paid:

[ X   ]   Fee paid previously with preliminary materials.

[     ]   Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:










               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            June 13, 1996


To the Stockholders of Research Frontiers Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the "Company") will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 13, 1996 at 11:00 A.M., local time, for the following purposes:

     1.  To elect two Class III directors;

     2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1996;

     3. To amend the Company's Certificate of Incorporation to authorize a preferred stock;

     4. To amend the Company's 1992 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 450,000 shares;

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 18, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     Management requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                                   By Order of the Board of Directors,


                                   VICTOR F. KEEN, Secretary
Woodbury, New York
April 29, 1996
                   RESEARCH FRONTIERS INCORPORATED

                         PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS
                To be held Thursday, June 13, 1996


     This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 13, 1996, at 11:00 A.M., local time, and all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted
(i) for the election of the nominees for director listed below, (ii) for adoption of the proposed amendments to the Company's Certificate of Incorporation and 1992 Stock Option Plan, and (iii) for the ratification of the selection of the independent auditors.

     The Company's executive offices are located at 240 Crossways Park
Drive, Woodbury, New York 11797-2033. On or about April 29, 1996 this
Proxy Statement and the accompanying form of proxy together with a copy of the Annual Report of the Company for the year ended December 31, 1995, including financial statements, are to be mailed to each stockholder of record at the close of business on April 18, 1996.

                        VOTING SECURITIES

     Only stockholders of record at the close of business on April 18, 1996 are entitled to vote at the meeting. As of April 18, 1996, the Company had issued and outstanding and entitled to vote 9,859,531 shares of common stock, par value $0.0001 per share (the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. The majority of all the outstanding shares of Common Stock will constitute a quorum at the meeting. A shareholder voting either in person or through a proxy who abstains with respect to a matter being voted upon is considered to be present and entitled to vote on such matter at the meeting, and is in effect a negative vote upon such matter, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a matter shall not be considered present and entitled to vote on the matter.

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Company's Common Stock, and for all directors and executive officers of the Company individually and as a group.

                                  Total          Exercisable
                                  Beneficial     Warrants      Percent
Name of Beneficial Owner          Ownership(1)   and Options   of Class

Robert L. Saxe . . . . . . . . . . 995,492(2)      231,362        9.87
  19 East 80th Street
  New York, NY  10021
Bernard D. Gold. . . . . . . . . . 407,966(3)       69,375        4.11
Robert I. Thompson . . . . . . . . 330,186         125,625        3.31
Joseph M. Harary . . . . . . . . . 102,824          93,387        1.03
Robert M. Budin. . . . . . . . . .  97,354(4)       72,654        0.98
All directors and officers
 as a group (5 persons)          1,933,822(5)      592,403       18.50

(1) All information is as of April 18, 1996 and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power. Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements.

(2) Includes (i) 1,687 shares of Common Stock owned by Mr. Saxe's wife, Marie Saxe; (ii) 71,812 shares owned by a trust u/w Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (iii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership to all securities described in items (i) and (iii) above.

(3) Includes (i) 31,500 shares of Common Stock owned by the Bernard D. Gold DMD and Andrew P. Marks DDS, PC Pension Trust of which
    Dr. Gold is a co-trustee; (ii) 49,217 shares of Common Stock owned by Denise Gold, Dr. Gold's wife; and (iii) 6,187 shares of Common Stock which Dr. Gold owns jointly with his wife. Dr. Gold disclaims beneficial ownership to all securities owned by his wife.

(4) Includes 4,800 shares of Common Stock owned by McLafs Jr.
    Investment Club over which Mr. Budin has the sole power to vote and as to 685 shares of which he has sole dispositive power.

(5) Includes the securities described above in footnotes (2) through (4).

                      ELECTION OF DIRECTORS
                             (Item 1)

    Pursuant to the Company's By-Laws, the Board of Directors fixed the number of Directors constituting the entire Board of Directors at five members. The Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the directors in Class III expire at the 1996 Annual Meeting of Stockholders. The Board of Directors proposes that the nominees described below be elected to hold office for a three-year term expiring at the 1999 Annual Meeting of Stockholders, and until the election and qualification of their respective successors. If no other choice is specified in the accompanying proxy, the persons named therein have advised management that it is their present intention to vote the proxy for the election of the nominees set forth below. Each of the members of the Board of Directors of the Company, including the nominees listed below, is presently a director of the Company, and was elected to such office by the stockholders of the Company. Should any nominee become unable to accept nomination or election, it is intended that the persons named in the accompanying proxy will vote for the election of such other person as management may recommend in the place of such nominee. There is no indication at present that the nominees will be unable to accept nomination.

    The following biographical information is provided with respect to each director:

           Directors Standing for Election - Class III

Robert L. Saxe

Mr. Saxe, age 60, is a founder of the Company and has been Chairman of the Board of Directors of the Company since its inception in 1965, and President and Treasurer since October 1966. He graduated from Harvard College in 1956 with an A.B. degree, Cum Laude in General Studies (with a major in physics). Mr. Saxe also received an M.B.A. degree from Harvard Business School in 1960.

Robert M. Budin

Mr. Budin, age 63, has been a director of the Company since 1987. Mr. Budin was a Senior Vice President of Harold C. Brown & Co., Inc. until his retirement in 1990. Mr. Budin was a stockbroker and had been employed at Harold C. Brown & Co., Inc. since 1963.

                  Directors Continuing In Office

 Class I - Term Expires at the 1997 Annual Meeting of Stockholders

Joseph M. Harary

Mr. Harary, age 35, became Vice President and General Counsel to the Company in April 1992 and has been a director of the Company since
February 1993.   Mr. Harary has been counsel to the law firm of Solovay
Marshall & Edlin, New York, New York, since 1992. Mr. Harary was associated with the law firm of Howard, Darby & Levin from 1990 to 1992, and with the law firm of Kronish, Lieb, Weiner & Hellman from 1986 to 1990. Mr. Harary graduated Summa Cum Laude from Columbia College in
1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York.

 Class II - Term Expires at the 1998 Annual Meeting of Stockholders

Robert I. Thompson

Mr. Thompson, age 68, the Company's Executive Vice President, has been with the Company since 1966 and has been a director of the Company since 1987. From 1948 to 1955 he worked for the American Can Company in the Sales Promotion Division. From 1955 to 1963 he served as Assistant to the Treasurer of the Motion Picture Association of America. From 1963 to 1966 he was Controller and Assistant Secretary for Marks Polarized Corporation. Since joining the Company, he has become fully involved in the Company's research and development efforts.

Bernard D. Gold

Dr. Gold, age 64, has been a director of the Company since June 1991.  Dr.
Gold has been an oral and maxillofacial surgeon in private practice since 1960, and retired from his practice in 1994. He is also an assistant professor of oral surgery at Columbia University School of Dental and Oral Surgery in New York, New York, and retired in 1993 as the director of oral and maxillofacial surgery at Kings County Hospital Center in Brooklyn, New
York.

    The Board of Directors has an Audit Committee and Executive
Committee, but does not have a nominating or compensation committee.
The Board of Directors' Executive Committee is composed of Robert L.
Saxe, Robert I. Thompson and Robert M. Budin.  Robert M. Budin and
Bernard D. Gold served on the Audit Committee in 1995.  The Audit
Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, and the performance of the Company's independent public accountants. During 1995, the Company's Board of Directors met five times and the Board's Audit Committee met twice. No incumbent director failed to attend any meetings of the Board of Directors during 1995. Mr. Budin and Dr. Gold each elected in 1995, in lieu of cash, to receive certain directors fees in the form of warrants to purchase Common Stock. As more fully described on pages 5-7 of this Proxy Statement, non-employee directors of the Company also receive a prescribed amount of non-qualified stock options under the terms of the Company's 1992 Stock Option Plan. Biographical information for the Company's executive officers, Robert L. Saxe, Robert I. Thompson and Joseph M. Harary, is provided above.

                      EXECUTIVE COMPENSATION

    The following table sets forth information regarding all cash compensation paid by the Company and stock options granted during the fiscal years indicated to Robert L. Saxe, the Company's chief executive officer, and to each of the Company's executive officers during the past fiscal year.

Name of Executive and                      Other Annual          Number of Stock
Principal Positions         Year   Salary  Compensation(1)       Options Awarded

Robert L. Saxe,             1995   $246,311    $12,316               61,100
 Director, Chairman of      1994   $228,997    $12,889              111,200
 the Board, President       1993   $203,956    $ 8,412               28,687
 and Treasurer

Robert I. Thompson,         1995   $197,462    $ 9,873               39,200
 Director, Executive        1994   $183,581    $ 6,889               68,800
 Vice President and         1993   $163,554    $15,942               17,625
 Assistant Secretary

Joseph M. Harary,           1995   $162,575    $12,506               29,200
 Director, Vice President   1994   $151,147    $ 9,642               50,500
 and General Counsel,       1993   $119,013    $33,077               13,687
 and Assistant Secretary

(1) Consists of the payment of accrued but unused vacation, and also in the case of Mr. Harary, a bonus of $25,000 which was paid during 1993.

                 Report on Executive Compensation

    The compensation of executive officers of the Company, including the Company's chief executive officer, is determined by the Company's entire
Board of Directors whose names are listed below at the end of this report.
The salaries of all executive officers are reviewed at least twice annually by the Board. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, years of service, performance of the Company's stock, and other relevant considerations. The Company's goal is to set salary levels somewhat below those of comparable companies, and to supplement such compensation with the grant of stock options and bonuses. This approach is designed to more closely align total executive compensation with the long-term performance of the Company and enable all employees of the Company to participate in the Company's growth. Through ownership of stock options, the executive is rewarded if the Company's stockholders receive the benefit of appreciation of the price of the Company's Common Stock. As the Company believes that its success is dependent upon the coordinated efforts of all of its employees, and that teamwork is essential in further developing the Company's technology and meeting the expectations of the Company's licensees and stockholders, all current employees of the Company were granted stock options during the past fiscal year.

    The Board of Directors and the stockholders have adopted three stock option plans (the "Plans")--the Company's Amended and Restated 1983
Incentive Stock Option Plan (the "1983 Plan"); the Company's Amended and Restated 1986 Stock Option Plan (the "1986 Plan"); and the Company's Amended and Restated 1992 Stock Option Plan (the "1992 Plan"). The purpose of the Plans is to attract key employees, officers and directors and to encourage their continued employment and services and their increased stock ownership in the Company. The Board of Directors believes that the granting of stock options under the Plans will promote continuity of management, and will result in the increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. The 1983 Plan, 1986 Plan, and 1992 Plan provide for the grant of options to purchase up to 375,000, 450,000 and 768,750 shares of Common
Stock, respectively. If any options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto will again be available for the purposes of the 1986 and 1992 Plans.

    The 1983 and 1986 Plans are administered by the Board of Directors.
The 1992 Plan is administered by a committee of at least two directors (the "Administrators") of the Company who are disinterested within the meaning of Rule 16b-3(c)(2)(i) under the Securities Exchange Act of 1934, as amended. To be disinterested, a director may not have received options under any of the Company's plans, except pursuant to a formula, during the prior one-year period. Currently Mr. Budin and Dr. Gold are the Administrators of the 1992 Plan. Options which qualify as Incentive Stock Options ("ISO's") under the Internal Revenue Code of 1986, as amended
(the "Code"), and non-qualifying options ("NQSO's") may be issued under the 1986 and 1992 Plans. Only ISO's may be issued under the 1983 Plan. However, no shares are currently available for issuance under the 1983 and 1986 Plans.

    Options are granted under the 1983 and 1986 Plans on a discretionary basis. The 1992 Plan provides for a two-prong method for calculating the number of options to be granted based upon a formula and upon the discretion of the Administrators.

Formula-based grants: Formula grants are made to all officers and directors of the Company once each calendar year following the Company's Annual Meeting of Stockholders. The formula provisions of the 1992 Plan may be amended not more than once every six months other than to comport with changes in IRS and ERISA rules and regulations. The formula for option grants under the 1992 Plan is listed below and is based solely upon an individual's position with the Company.

Title                      Fair Market Value of Stock Underlying Options Granted

President                  $100,000, rounded down to the nearest round lot of
                           shares.

Executive Vice President   $60,000, rounded up or down to the nearest round
                           lot of shares.

Vice President             $45,000, rounded up or down to the nearest round lot
                           of shares.

Independent Directors      $45,000, rounded up or down to the nearest round
                           lot of shares.

Discretionary Grants: The Administrators of the 1992 Plan also have the discretionary authority to grant options under the 1992 Plan to employees, officers and directors of the Company (including officers and directors who are not also employees), in addition to any number of options granted pursuant to the formula above, as a reward for past services rendered and/or as an incentive for future services to be rendered.

    The purchase price of Common Stock subject to each option issued under either of the Plans will be determined by the Board of Directors or the Administrators, as the case may be, but in the case of an ISO (or NQSO issued pursuant to a formula grant under the 1992 Plan) may not be less than
(i) the fair market value of the Common Stock subject to the option on the date of grant or (ii) in the case of an option granted to an employee who, at the time the option is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock subject to the option on the date of grant. Options under the Plans may be exercised in the manner and at such times fixed by the Board of Directors, but may not be exercised for a term of more than 10 years, or for a term of five years in the case of an employee who, at the time an ISO is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. In no event may ISO's exercisable for stock having an aggregate fair market value of $100,000 (together with all ISO's granted under any other Plan) be granted which first become exercisable in any one calendar year. Options are not transferable except by will or intestacy on the death of the optionee. In general, options granted under the Plans terminate when an optionee ceases to be employed by the Company or within a specified period after the termination of such employment depending upon the reason for such termination.

                             BOARD OF DIRECTORS:
                             Robert M. Budin
                             Bernard D. Gold
                             Joseph M. Harary
                             Robert L. Saxe
                             Robert I. Thompson

Employment Arrangements

    The Company entered into an employment agreement with Mr. Robert
L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr. Saxe gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual salary from the Company of $246,311 during 1995 and will receive an annual salary of $263,553 during the year ending December 31, 1996. The Board of
Directors may, in its discretion, authorize a higher salary for Mr. Saxe. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. The Company maintains key-man life insurance on the lives of Mr. Saxe and Mr. Thompson in the amounts of $500,000 and $135,000 respectively.

                  Stock Options Granted in 1995

    The following table sets forth information regarding all grants of options to the individuals named in the executive compensation table appearing on page 5 during the fiscal year ended December 31, 1995, and the potential realizable value of such options using a 5% and 10% assumed annual rate of appreciation in the price of the Company's Common Stock.
The particular assumed annual rates of stock price appreciation used in this table are specified under the rules and regulations of the Securities and Exchange Commission and are not necessarily indicative of future stock price performance or the Company's projections thereof. Over a ten-year option term, the corresponding increase in the Company's market capitalization over the same period (measured from the end of 1995) would be (a) $60,665,907 with an assumed 5% annual rate of stock appreciation, and (b) $153,739,318 with an assumed 10% annual rate of stock appreciation. All options listed below as expiring on November 9 did not become exercisable until January 1, 1996.


                                                            Potential Realizable
                                                                Value at Assumed
                                                                 Annual Rates of
                          Individual Grants                          Stock Price
            Number of Percent of Total   Exercise          Appreciation for
              Options Options Granted to Price   Expiration  Term of Option
Name          Granted Employees in 1995  Per Share  Date       5%($)    10% ($)

Robert Saxe     23,600   12.54%        $7.3125   June 7,2005 $108,531 $ 275,040
                 6,700    3.56%       $14.8500   Nov. 9,2000   15,945    46,176
                30,800   16.37%       $13.5000   Nov. 9,2005  261,494   662,678

Robert Thompson 14,200    7.55%       $ 7.3125   June 7,2005   65,303   165,490
                25,000   13.29%       $13.5000   Nov. 9,2005  212,252   537,888

Joseph Harary    9,200    4.89%       $ 7.3125   June 7,2005   42,309   107,219
                20,000   10.63%       $13.5000   Nov. 9,2005  169,802   430,310

    Stock Options Exercised in 1995 and Year-End Option Values

    The following table sets forth information regarding all exercises of options by the individuals named in the executive compensation table appearing on page 5 during the fiscal year ended December 31, 1995 and the value of options realized upon exercise, and of unexercised options held by such persons on December 31, 1995, measured in terms of the average trading price of the Company's Common Stock on the date of exercise and on the last trading day of the year, respectively. A total of 716,815 stock options issued by the Company were exercisable at year-end.

                                                            Value of Exercisable
               Number of                Number of Exercisable       In-the-Money
               Shares Acquired Value  Options Which Remain  Options Which Remain
Name           on Exercise     Realized Unexercised at Dec. 29, 1995Unexercised
                                                                at Dec. 29, 1995

Robert Saxe      37,500        $438,406         236,987              $ 834,814

Robert Thompson      --              --         100,625              $ 216,302

Joseph Harary        --              --          73,387              $ 153,670

                     Stock Price Performance

    The following table sets forth the range of the high and low selling prices (as provided by the National Association of Securities Dealers) of the Company's common stock for each quarterly period within the past two fiscal years:

         Quarter Ended                  Low              High

          March 31, 1994                 7.500         11.250
          June 30, 1994                  6.875         10.500
          September 30, 1994             6.875          8.750
          December 31, 1994              4.625          7.375
          March 31, 1995                 5.125          8.000
          June 30, 1995                  5.750          8.750
          September 30, 1995             6.875         16.875
          December 31, 1995              8.500         15.000

These quotations may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

     The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 1990 in the Company's
Common Stock (REFR), the NASDAQ Composite (U.S.) Stock Index, and the NASDAQ Electronic Component Stock Index. The stock price performance shown on the graph below reflects historical data provided by the National Association of Securities Dealers, Inc. and is not necessarily indicative of future price performance.


                                    NASDAQ
Date          U.S. NASDAQ         Electronics          REFR Ask
12/31/90         $100.0000          $100.0000          $100.0000
1/31/91          $111.0851          $120.4071          $88.8889
2/28/91          $121.7697          $128.0541          $111.1111
3/28/91          $129.9182          $131.2377          $105.5556
4/30/91          $130.7407          $135.9812          $200.0000
5/31/91          $136.7425          $148.5367          $150.0000
6/28/91          $128.4139          $126.1912          $183.3333
7/31/91          $136.0161          $131.9228          $316.6667
8/30/91          $142.7777          $140.9883          $538.8889
9/30/91          $143.3035          $126.3555          $438.8889
10/31/91         $148.0574          $127.3395          $366.6667
11/29/91         $143.0925          $123.4954          $372.2222
12/31/91         $160.5636          $142.4043          $288.8889
1/31/92          $169.9532          $171.8301          $388.8889
2/28/92          $173.8049          $182.7166          $372.2222
3/31/92          $165.6015          $161.6689          $344.4444
4/30/92          $158.5001          $153.4814          $372.2222
5/29/92          $160.5594          $146.2163          $344.4444
6/30/92          $154.2822          $153.5397          $277.7778
7/31/92          $159.7463          $160.6840          $344.4444
8/31/92          $154.8646          $156.4893          $355.5556
9/30/92          $160.6220          $173.0080          $377.7778
10/30/92         $166.9480          $178.6492          $316.6667
11/30/92         $180.2295          $193.7321          $355.5556
12/31/92         $186.8660          $222.4769          $311.1111
1/29/93          $192.1851          $256.6609          $416.6667
2/26/93          $185.0160          $266.6374          $427.7778
3/31/93          $190.3712          $266.3581          $566.6667
4/30/93          $182.2467          $229.0841          $566.6667
5/31/93          $193.1337          $263.7223          $555.5556
6/30/93          $194.0265          $264.5232          $600.0000
7/30/93          $194.2563          $260.5699          $608.3333
8/31/93          $204.2968          $310.3033          $800.0000
9/30/93          $210.3818          $333.7495          $725.0000
10/29/93         $215.1100          $305.2634          $633.3333
11/30/93         $208.6948          $297.2369          $691.6667
12/31/93         $214.5114          $305.5311          $833.3333
1/31/94          $221.0218          $321.7681          $891.6667
2/28/94          $218.9566          $337.6954          $885.4167
3/31/94          $205.4881          $323.0010          $687.5000
4/29/94          $202.8208          $309.3054          $697.9167
5/31/94          $203.3174          $308.7789          $781.2500
6/30/94          $195.8850          $291.4930          $635.4167
7/29/94          $199.9065          $292.1025          $718.7500
8/31/94          $212.6494          $326.1625          $645.8333
9/30/94          $212.1040          $324.8285          $593.7500
10/31/94         $216.2713          $337.2001          $614.5833
11/30/94         $209.0962          $334.3368          $562.5000
12/30/94         $209.6863          $337.4909          $541.6667
1/31/95          $210.7858          $350.1959          $520.8333
2/28/95          $221.9223          $396.4985          $625.0000
3/31/95          $228.4928          $422.9024          $601.5625
4/28/95          $235.6773          $488.3718          $572.9167
5/31/95          $241.7777          $528.0138          $593.7500
6/30/95          $261.3613          $601.5943          $687.5000
7/31/95          $280.5348          $664.1059          $666.6667
8/31/95          $286.2373          $650.9310          $1,041.6667
9/29/95          $292.8198          $648.2418          $1,187.5000
10/31/95         $290.9956          $678.8422          $1,041.6667
11/30/95         $297.8387          $617.0624          $1,093.7500
12/29/95         $296.3035          $560.0056          $854.1667


                       CERTAIN TRANSACTIONS

     The following is a description of any indebtedness of management to
the Company which exceeded $60,000 during 1995.   In October 1987,
Robert L. Saxe, the President and Chairman of the Company, borrowed
$412,500 from the Company . Mr. Saxe's personal liability, apart from the collateral security, was limited to $100,000 reduced by any amounts paid by Mr. Saxe to reduce principal and/or interest on the loan. In December 1989, Mr. Saxe paid the Company $134,085 representing repayment of $110,000 in principal and $24,085 in interest on the loan. As a result of the repayment, Mr. Saxe's personal liability on the loan was eliminated, and the principal balance of this loan was reduced to $302,500. In early 1996, Mr.
Saxe repaid this loan in full principally through the surrender of shares of Common Stock. In March 1994 and November 1994, Robert L. Saxe borrowed $124,643.66 and $175,000 respectively from the Company, and these loans were repaid in full in early January 1995 principally through the surrender of shares of the Company's Common Stock. In September 1993,
Robert I. Thompson, the Company's Executive Vice President borrowed
$50,000 from the Company, and the Company loaned Mr. Thompson an additional $167,000 during 1994. Each of the aforementioned loans relate to the purchase of Common Stock of the Company, are collateralized by the pledge of shares of Common Stock of the Company, may be prepaid in part or in full without notice or penalty, are represented by a promissory note which bears interest at a rate per annum equal to the broker call rate in effect on the first day of each calendar quarter, and permit repayment of the loan in cash or by delivery of securities of the Company having a fair market value equal to the balance of the loan outstanding.



                  INDEPENDENT PUBLIC ACCOUNTANTS
                             (Item 2)

     The Board of Directors unanimously recommends a vote FOR ratification of the selection of the accounting firm of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1996. The ratification requires a majority vote of those shares of Common Stock represented and eligible to vote at the 1996 Annual
Meeting of Stockholders. Representatives of KPMG Peat Marwick LLP are expected to attend the meeting, will have the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions.

          PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE
           OF INCORPORATION TO  AUTHORIZE A PREFERRED STOCK
                             (Item 3)

     The Board of Directors unanimously recommends the approval of a proposed amendment to Article FOURTH of the Certificate of Incorporation of the Company which would authorize the issuance of 1,000,000 shares of Preferred Stock. Listed on Exhibit A hereto and incorporated herein by reference is the complete text of the proposed additional language to be added after the first paragraph of Article FOURTH.

     The proposed amendment will authorize the issuance of 1,000,000 shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock"). The Company currently has no authorized stock other than common stock.
Upon adoption of the amendment, the Board of Directors will, without further action by the stockholders, unless otherwise required by law or any applicable stock exchange rules, be authorized to issue up to 1,000,000 shares of Preferred Stock at such times, for such purposes and for such consideration as it may determine.

     Although it has no present plans or commitments to issue any shares of Preferred Stock, management believes that the availability of such a security may prove useful in connection with financing the capital needs of the corporation, possible future acquisitions and mergers, employee incentive or compensation plans, or other purposes. The authorization will enable the Company to act promptly if appropriate circumstances arise which require the issuance of such shares.

     The proposed amendment would authorize the Board of Directors to provide for the issuance, from time to time, of Preferred Stock in one or more series and to fix the terms of each series. Each series of Preferred Stock could, as determined by the Board of Directors at the time of issuance, rank, in respect of dividends and liquidation, senior to the Common Stock.


     In establishing the terms of a series of Preferred Stock, the Board of Directors would be authorized to set, among other things, the number of shares, the dividend rate and preferences, the cumulative or non-cumulative nature of dividends, the redemption provisions, the sinking fund provisions, the conversion rights, the amounts payable, and preferences, in the event of the voluntary or involuntary liquidation of the Company, and the voting rights in addition to those required by law. Such terms could include provisions prohibiting the payment of Common Stock dividends or purchases by the Company of Common Stock in the event dividends or sinking fund payments on the Preferred Stock were in arrears. In the event of liquidation, the holders of Preferred Stock of each series might be entitled to receive an amount specified for such series by the Board of Directors before any payment could be made to the holders of Common Stock.

     The authorization of new shares of Preferred Stock will not, by itself, have any effect on the rights of the holders of shares of Common Stock. Nonetheless, the issuance of one or more series of Preferred Stock could affect the holders of shares of the Common Stock in a number of respects, including the following: (a) if voting rights are granted to any newly issued series of Preferred Stock, the voting power of the Common Stock will be diluted, (b) the issuance of Preferred Stock may result in a dilution of earnings per share of the Common Stock, (c) dividends payable on any newly issued series of Preferred Stock will reduce the amount of funds available for payment of dividends on the Common Stock and (d) future amendments to the Certificate of Incorporation affecting the Preferred Stock may require approval by the separate vote of the holders of the Preferred
Stock or in some cases the holders of shares of one or more series of Preferred Stock (in addition to the approval of the holders of shares of the Common Stock) before action can be taken by the Company.

     The availability of the Preferred Stock authorized by the amendment may enable the Company to engage in transactions, such as stock placements or acquisitions, which could aid management in defending against an unsolicited bid for control of the Company.

     The Board of Directors has unanimously determined that the proposed amendment to Article FOURTH of the Company's Certificate of Incorporation is in the best interest of the Company and its stockholders. The Board of Directors therefore recommends a vote FOR adoption of the proposed amendment to Article FOURTH. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of the Company's Common Stock entitled to vote at the 1996 Annual Meeting of Stockholders is required for the amendment to Article FOURTH to be effective.

           PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE COMPANY'S 1992 STOCK OPTION PLAN
                             (Item 4)

     The stockholders of the Company adopted the Company's 1992 Stock
Option Plan (the "1992 Plan") at the Annual Meeting of Stockholders held on June 12, 1992. The 1992 Plan, as amended, provides for the grant of options to purchase up to 768,750 shares of Common Stock, and was adopted to help the Company attract key employees, officers and directors, and to encourage their continued employment and services and their increased stock ownership in the Company. The Board of Directors believes that the granting of stock options will promote continuity of management, and will result in the increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. The issuance of future stock options should also enable the Company to continue its goal of setting cash compensation levels somewhat below those of executives with comparable experience or qualifications, or at comparable companies, and to supplement such compensation with the grant of stock options. This approach should more closely align total executive compensation with the long-term performance of the Company and enable all employees of the Company to participate in the Company's growth. Through ownership of stock options, the employee is rewarded if the Company's stockholders receive the benefit of appreciation of the price of the Company's Common
Stock.  Details of the 1992 Plan can be found on pages 5-7 of this Proxy
Statement.

     Currently there are only options to purchase 22,431 shares of Common Stock available for issuance under the Company's 1992 Plan. No shares are currently available for issuance under any of the Company's other two stock option plans. Additional shares of Common Stock must be available for issuance under the 1992 Plan if the 1992 Plan is going to continue to be a meaningful way to attract and retain key personnel of the Company and permit the Company to continue the compensation policies outlined above.

     The Board of Directors unanimously recommends a vote FOR approval of an amendment to the Company's 1992 Stock Option Plan to increase the number of shares of Common Stock which may be issuable thereunder by 450,000 shares from 768,750 shares to 1,218,750 shares. The approval of this amendment requires the affirmative vote of the holders of a majority of those shares of Common Stock present, or represented and entitled to vote at the 1996 Annual Meeting of Stockholders.

                    1996 STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal for action at the Company's 1997 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company's By-Laws and of Regulation 14a-8 of the Securities and Exchange Commission. Regulation 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797 by December 30, 1996.

          COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the Boston Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.



                    GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

                     SOLICITATION OF PROXIES

     The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

                         By Order of the Board of Directors


                         VICTOR F. KEEN
                         Secretary


Woodbury, New York
April 29, 1996

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY
OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE
YEAR ENDED DECEMBER 31, 1995, INCLUDING FINANCIAL
STATEMENTS AND ANY SCHEDULES THERETO (EXCEPT
EXHIBITS), TO EACH OF THE COMPANY'S STOCKHOLDERS,
UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO
THE COMPANY'S OFFICES, ATTENTION: ASSISTANT SECRETARY.
REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET
FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL
18, 1996.

                                                        EXHIBIT A

    Proposed Language to be added to the end of Article FOURTH of the Certificate of Incorporation of Research Frontiers Incorporated:

     In addition, the Corporation shall have authority to issue a total of one million (1,000,000) shares of preferred stock of the par value $0.0001 per share ("Preferred Stock"). The Preferred Stock may be issued from time to time as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. The Board of Directors of the Corporation or a duly authorized committee thereof is hereby expressly granted authority, subject to the provisions of this Article
FOURTH, to fix by resolution from time to time before issuance thereof the number of shares in each series of such class and all designations, preferences, relative participating, optional or other special rights and qualifications, limitations and restrictions of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

          (a) the designation of the series and the number of shares to constitute such series (which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors);

          (b) the dividend rate (or method of determining such rate), any conditions on which and times at which dividends are payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock including the Preferred Stock, and whether such dividends shall be cumulative or non-cumulative;

          (c) whether the series will be redeemable (at the option of the Company or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the company or another corporation;

          (d) the terms and amount of any sinking, retirement or purchase fund;

          (e) the conversion or exchange rights (at the option of the Company or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments and other terms of conversion or exchange;

          (f) the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law);

          (g) any restrictions on the issue or reissue or sale of additional Preferred Stock;

          (h) the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (including preferences over the common Stock or other class or classes or series of capital stock including the Preferred Stock);

          (i) the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Company; and

          (j) such other special rights and privileges, if any, for the benefit of the holders of the Preferred Stock, as shall not be inconsistent with the provisions of the Certificate of Incorporation, as amended, or applicable law.

     All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

     Except as otherwise may be required by law, and except as otherwise may be provided in the Certificate of Incorporation, as amended, or in the resolution of the Board of Directors of the Corporation creating any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share thereof held.

     Except as may be stated and expressed in any resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, (i) any amendment to the Certificate of Incorporation which shall increase or decrease the number of shares of any class or classes of authorized capital stock of the Corporation (but not below the number of shares thereof then outstanding) may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation, and (ii) no holder of capital stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

                       [PROXY CARD - FRONT]

   PROXY      RESEARCH FRONTIERS INCORPORATED
   240 Crossways Park Drive, Woodbury, New York 11797-2033
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS - June 13, 1996

     The undersigned hereby appoints Robert I. Thompson and Joseph M. Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 13, 1996, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

              Dated:____________________________________________________, 1996

                    ____________________________________________________________

                    ____________________________________________________________
                              Please sign exactly as name
                                 appears above.  For joint
                                 accounts, each joint owner
                                 must sign.  Please give full title
                                 if signing in a representative
                                 capacity.

   PLEASE MARK, DATE AND SIGN THIS PROXY AND
   RETURN IT IN THE ENCLOSED ENVELOPE

                    [PROXY CARD - BACK]


   1.     ELECTION OF CLASS II DIRECTORS

     NOMINEES: Robert M. Budin and Robert L. Saxe.

     [  ] FOR ALL nominees listed above.

     [   ] FOR ALL nominees listed above EXCEPT:________________________________

     (Instruction: To withhold authority to vote on any individual nominee, write the name in the space at the right.)

     [  ] WITHHOLD AUTHORITY to vote for all nominees listed above.

   2. RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR
ENDING
             DECEMBER 31, 1996.

     [  ]  FOR RATIFICATION   [  ]  AGAINST RATIFICATION    [  ]  ABSTAIN

   3.     APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF
             INCORPORATION AUTHORIZING PREFERRED STOCK.

     [  ]  FOR ADOPTION  [  ]  AGAINST ADOPTION                  [  ]  ABSTAIN

   4. APPROVE THE AMENDMENT TO THE COMPANY'S 1992 STOCK OPTION PLAN INCREASING THE NUMBER OF SHARES RESERVED FOR ISSUANCE
THEREUNDER
             BY 450,000 SHARES.

     [  ]  FOR ADOPTION  [  ]  AGAINST ADOPTION                  [  ]  ABSTAIN

   5. In their discretion, upon such other matters as may properly come before the meeting. If no specification is made, this proxy will be voted FOR ALL nominees listed above and FOR APPROVAL of Proposals 2, 3, and 4.

   Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 13, 1996.
                               Yes  [  ]            No  [  ]